EXHIBIT 21.1

SUBSIDIARIES OF FOGO HOSPITALITY, INC.

AS OF DECEMBER 17, 2021

JURISDICTION OF
ENTITY NAME	ORGANIZATION

Fogo de Chão Intermediate Holdings Inc.	DE
Fogo de Chão Inc.	DE
Brasa (Purchaser) Inc.	DE
Brasa (Holdings) Inc.	DE
Fogo de Chão (Holdings) Inc.	DE

Pursuant to item 601(b)(21)(ii) of Regulation S-K, the names of 66 consolidated wholly owned subsidiaries carrying on the same line of business have been omitted. Of the 66 subsidiaries, 59 are located in the United States and Puerto Rico and 7 are located in Brazil.